2AZ Putnam International Capital Opportunities Fund
2/29/08 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A		55,062
Class B		10,192
Class C		3,924

72DD2 (000s omitted)
Class M		895
Class R		476
Class Y		4,874

73A1
Class A		1.500
Class B		1.118
Class C		1.226

73A2
Class M		1.283
Class R		1.490
Class Y 	1.594

74U1 (000s omitted)
Class A		38,190
Class B		8,259
Class C		3,249

74U2 (000s omitted)
Class M		628
Class R		399
Class Y 	3,266

74V1
Class A		35.99
Class B		35.23
Class C		35.58

74V2
Class M		35.59
Class R		35.62
Class Y 	36.08

Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy   Item
85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.